PROSPECTUS Dated June 2, 1997                     Pricing Supplement No. 59 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                                               March 3, 1998
                                                                Rule 424(b)(3)

                   Morgan Stanley, Dean Witter, Discover & Co.
                           MEDIUM-TERM NOTES, SERIES C
                             Senior Fixed Rate Notes
                             -----------------------


     The Fixed Rate Notes, as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes," will bear interest from the date of issuance until the principal amount thereof is paid or made available for payment at the rate set forth below.

     The Fixed Rate Notes will be redeemable in whole, but not in part, at the option of Morgan Stanley, Dean Witter, Discover & Co. (the "Company") upon not less than 30 nor more than 35 calendar days notice on any March 17 or September 17, commencing March 17, 2000.

     Under the Taxpayer Relief Act of 1997, with respect to an individual, the long-term capital gain, if any, recognized on an asset held for more than eighteen months may be subject to a lower rate (or rates) of United States federal income taxation than the long-term capital gain recognized on an asset held for eighteen months or less.

Principal Amount:          $15,000,000

Maturity Date:             March 17, 2013

Settlement Date
   (Original Issue
   Date):                  March 17, 1998

Interest Accrual Date:     March 17, 1998

Issue Price:               100%

Specified Currency:        U.S. Dollars

Redemption
   Percentage:             100%

Redemption Dates:          Redeemable in whole, but
                           not in part, at the option
                           of  the Company upon not
                           less than 30 nor more
                           than 35 calendar days
                           notice on any March 17
                           or September 17,
                           commencing March 17,
                           2000

Annual Redemption
   Percentage
   Reduction:              N/A

Interest Rate:             6.70% per annum

Interest Payment
   Dates:                  The seventeenth day of
                           each month, commencing
                           April 17, 1998

Interest Payment
   Period:                 Monthly

Total Amount of OID:       N/A

Original Yield to
   Maturity:               N/A

Initial Accrual
   Period OID:             N/A

Book Entry Note or
   Certificated Note:      Book Entry Note

Senior Note or
   Subordinated Note:      Senior Note

Agent:                     Morgan Stanley & Co.
                           Incorporated

Trustee:                   The Chase Manhattan
                           Bank

Minimum
   Denomination:           $1,000

CUSIP:                     61745EMA6

Capitalized terms not defined above have the meanings given to such terms in the accompanying Prospectus Supplement.

                           MORGAN STANLEY DEAN WITTER